Exhibit 10.4

Reference is made to the Agreement (the “Agreement”) made as of the          day of July, 2004 between Tommy Hilfiger 485 Fifth, Inc. (“Seller”) and Park & 5th Property, LLC (“Purchaser”) with respect to the purchase of premises located at 485 Fifth Avenue, New York, New York (the “Premises”).

The following shall serve to amend and supplement the Agreement:

1. The Agreement shall be deemed dated the 14th day of July, 2004.

2. Pursuant to Section 5(c) of the Agreement, Purchaser is to designate within ten (10) days of the end of the Due Diligence Period which service contracts that it has not elected to have Seller terminate prior to closing. Certain of the service contracts have not yet been delivered to Purchaser and it may be that Seller may enter into other service contracts between the date hereof and the date of closing. Accordingly, it is agreed that Purchaser will have ten (10) days after receipt of any such service contract to make its election to have Seller terminate the same.

3. The attached shall be deemed added to the agreement as Exhibit 7.

4. Seller agrees to process all applications as may be reasonably required in order to implement the obtaining of a C of O for the Premises, and to fully cooperate with the Purchaser in connection therewith. The costs for third party consultants, expediters and the like retained by Purchaser shall be Purchaser’s.

5. Seller reaffirms its obligations as set forth in the Agreement to remove violations and has been made aware of the attached violations which it shall take all appropriate action at its expense to remove.

6. Seller will promptly take action to complete all reports and filings required by Local Law 10 and 11, and to obtain “signoffs” or such approvals as may be required to be in compliance with applicable law, and to register the boilers at the premises in accordance with all requirements of applicable laws, rules and regulations.

7. Purchaser shall receive a credit of $250,000.00 against the Purchase Price due to certain matters relating to the condition of the Premises.

8. Seller will use reasonable efforts to effect a transfer to Purchaser of the roof and elevator warranties.

9. Seller will correct electrical panels and switches as per attached report.

Dated: August 5, 2004	TOMMY HILFIGER 485 FIFTH, INC.

	By:	/s/ Steven R. Gursky
Steven R. Gursky, Secretary

Dated: August 5, 2004	PARK & 5TH PROPERTY, LLC

	By:	/s/ Hymie Mamiye
	Name:	Hymie Mamiye
	Title:	Manager